CONTRACT FOR THE PURCHASE AND

SALE OF PROPERTY

THIS AGREEMENT, made as of the _21st day of _September   , 2004, by and among GLATFELTER PULP WOOD COMPANY, formerly known as The Glatfelter Pulp Wood Company, a Maryland corporation (hereinafter referred to as “Seller”), and THE CONSERVATION FUND, A Non-Profit Corporation (hereinafter referred to as “TCF”) and STEWART TITLE GUARANTY COMPANY (hereinafter referred to as “Escrow Agent”).         .

WITNESSED, WHEREAS, Seller is the owner of the Property (as hereinafter defined); and has determined that it wishes to sell same to TCF, and TCF desires to purchase the Property.

NOW, THEREFORE, the parties have agreed and do hereby agree as follows:

1. Agreement of Purchase. Subject to the provisions of this Agreement, and for the consideration herein stated, Seller agrees to sell to TCF and TCF agrees to buy from Seller all of the following described property (collectively, the “Property”):

(a) fee simple interest in and to those certain tracts or parcels of land in Sussex County, Delaware, containing approximately 1,981.16 acres, all of which tracts or parcels are more fully described in Exhibit A attached hereto, together with all buildings, structures and other improvements located thereon, all tenements, hereditaments, easements, appurtenances and privileges thereto belonging, all trees, timber, sand, gravel, oil, minerals and crops now located thereon or thereunder (said land, together with said buildings, structures, improvements, tenements, hereditaments, easements, appurtenances, privileges, trees, timber, sand, gravel, oil, minerals and crops being hereinafter referred to as the “Real Property”);

(b) prior to the Closing, the Seller shall send to the tenants of all leases, subleases, contracts, licenses and permits encumbering the Property, which are more fully described on Exhibit B, (collectively the “Leases”), by certified mail return receipt, notices indicating that the Leases shall terminate on December 31, 2004 (the “Termination Notices”). The Termination Notices shall comply with any and all requirements set forth in the Leases or required by law, shall require that the tenants under the Leases vacate the Property and remove all personalty and possessions belonging to the tenants on or before December 31, 2004 and require the tenants to repair any damage caused to the Property by the tenants. At least fifteen (15) days prior to the Closing, the Seller shall provide TCF or its assignees with copies of the Termination Notices for each of the Leases, together with copies of the signed receipts evidencing proper delivery and receipt by the tenants under each of the Leases. The Seller agrees to indemnify, protect and hold harmless TCF or its assignees, from any liability, claims of liability or damages suffered as the result of a defective Termination Notice or a wrongful holding over by any tenants under the Leases. At Closing, the Seller and the Purchaser shall execute an assignment of all of Seller’s right, title and interest in and to the Leases, unless a Lease is objected to by TCF during the Inspection Period (as hereinafter defined).

(c) all of Seller’s non-proprietary files and records relating to the Real Property (excluding any financial records) (the “Books and Records”).

The parties agree that if any portion of the Real Property is deleted or taken pursuant to either of paragraphs 5(b)(ii), 7, 8(a) or 8(c) below, then the term “Real Property” shall no longer include such deleted portion.

2. Purchase Price; Earnest Money.

(a) Subject to adjustment as provided in paragraphs 4, 5(b)(ii), 7, 8(b), 8(c) and 11 hereof, the purchase price for the Property (the “Purchase Price”) shall be Eighteen Million Two Hundred and Fifty Thousand and No/100 Dollars ($18,250,000.00). TCF shall pay the Purchase Price at Closing by wire transfer of immediately available funds.

(b) Within five (5) business days after the Effective Date of this Agreement, TCF will deliver to the Escrow Agent the sum of $235,000 (said sum, together with all interest earned thereon, is referred to herein as the “Earnest Money”), which sum shall be held by Escrow Agent in an interest bearing account and shall be disbursed in accordance with the further provisions of this Agreement. At Closing, Escrow Agent shall return the Earnest Money to TCF.

3. Closing.

(a) The execution and delivery of the documents and instruments for the consummation of the purchase and sale of the Property pursuant hereto (herein referred to as the “Closing”) will take place on or before December 1, 2004 at the offices of local Delaware counsel for TCF (and/or its assigns under this Agreement), or from escrow.

(b) At the Closing, Seller will execute and deliver to TCF one special warranty deed conveying to TCF all of the parcels constituting the Property (or one deed for each party taking title to all or a portion of the Property as an assignee or designee of TCF’s, as described below in Section 5(a)), free and clear of all liens and encumbrances, except those matters of record as of the date of this Agreement and not otherwise objected to by TCF during the Inspection Period (as hereinafter defined), (ii) an affidavit as to the non-foreign status of Seller, (iii) an owner’s affidavit in form satisfactory to TCF’s Title Company, (iv) such assignments and other documents as are necessary to assign unto TCF any rights to have the Real Property assessed as forest or agricultural land for purposes of real property taxes, (v) such other deeds, assignments, certificates, affidavits and instruments as may be reasonably necessary or desirable to consummate the purchase and sale contemplated hereby and for TCF or its assignees to obtain the issuance of the title insurance policy insuring TCF’s fee simple title to the Real Property as of the date of the Closing, (vi) closing and settlement statements, (vii) the lease Termination Notices and signed receipts, as described above in Section 1(b), and (viii) an assignment of the applicable Leases, not otherwise raised as an objection during the Inspection Period (as hereinafter defined) (the “Assignment of Leases”). There shall not be a pro-ration of rents provided all Termination Notices are properly sent and received indicating that the Leases terminate on December 31, 2004.

(c) At the Closing, TCF will execute and deliver to the Seller (i) such assignment, certificates, affidavits and instruments as may be reasonably necessary or desirable to consummate the purchase and sale contemplated hereby, including the Assignment of Leases, and (ii) closing and settlement statements.

(d) The parties agree to do such other acts and execute and deliver such other documents and instruments as are reasonably necessary or desirable for the consummation of the transactions contemplated hereby.

(e) All of the foregoing documents shall be in form and content reasonably satisfactory to Seller and TCF.

4. Acreage Verification. TCF shall have the right in its sole and absolute discretion, at any time prior to Closing to independently verify the number of acres contained within any or all parcels of land comprising the Real Property. In the event TCF determines by a boundary survey prepared and sealed by a Delaware licensed surveyor (the “Survey”), that the acreage for any parcel comprising a portion of the Real Property is less than the acreage attributed to that parcel as set forth in Exhibit A, the Purchase Price shall be reduced by an amount equal to the product of (a) the difference between the acreage attributed to that parcel, as set forth in the schedule attached hereto as Exhibit A minus the number of acres contained within that parcel of the Real Property as verified by the Survey multiplied by (b) per acre value allocated to that parcel in the Schedule attached hereto as Exhibit A. In the event TCF determines by the Survey, that the acreage for any parcel comprising a portion of the Real Property is more than the acreage attributed to that parcel, as set forth in the Schedule attached hereto as Exhibit A, the Purchase Price shall be increased by an amount equal to the product of (a) the difference between the number of acres contained within that parcel of the Real Property as verified by the Survey minus the acreage attributed for that parcel as set forth in the Schedule attached hereto as Exhibit A multiplied by (b) per acre value allocated to that parcel as set forth in the Schedule attached hereto as Exhibit A, provided however, that if the Purchase Price is increased by more than $250,000 the Seller may elect to readjust the Purchase Price so as not to exceed $18,500,000. If the Seller does not elect to maintain the $250,000 cap on the Purchase Price increase, then TCF may elect to terminate this Agreement, in which event the Earnest Money shall be returned to TCF and neither party shall have any further rights or obligations hereunder.

5. Title.

(a) Seller agrees to convey to TCF or to one or more assignees or designees selected in writing by TCF prior to Closing, good and marketable fee simple title to the Real Property at the Closing by special warranty deed, subject only to those matters set forth above in Paragraph 3 (b). The Seller acknowledges and agrees that at Closing portions of the Property may be conveyed direct from Seller to one more assignees or designees selected in writing in advance by TCF.

(b) TCF and the Permitted Assignees shall have the right to obtain, at their sole cost and expense, a commitment for an owner’s policy or policies of title insurance issued by a title company of TCF’s choosing (the “Title Company”) having an insured amount equal to the Purchase Price (the “Title Commitment”). TCF and the Permitted Assignees will have from the date of this Agreement until November 1, 2004 (as the same may be extended pursuant to paragraph 6 below, the “Inspection Period”) to examine the title to the Real Property and furnish to Seller, via TCF, written notice of any objections to Seller’s title to the Real Property. Notwithstanding the foregoing, TCF agrees, without prejudicing its rights to raise objections until the expiration of the Inspection Period, that TCF will use reasonable efforts to advise the Seller of defects when TCF determines a defect exists. Upon full execution of this Agreement, Seller will make available to TCF, its contractors, agents and representatives copies of all documents, agreements, title commitments, reports and policies, environmental assessments and reports, maps and surveys, and any other documentation or information in Seller’s possession that relate to the Real Property. TCF shall also have the right to object to any title exceptions created or suffered between the date of the Title Commitment and the date of the Closing. Any title objections raised by TCF shall be provided on or before the expiration of the Inspection Period by written notice to Seller accompanied with a copy of that portion of the Title Commitment and all supplemental title documents evidencing and describing the nature of the title objection. Seller will have the right, but not the obligation, to cure or remove at or prior to the Closing all objections to Seller’s title to the Real Property. In the event that TCF fails to give notice to Seller on or before the expiration of the Inspection Period of TCF’s objection to any exception to Seller’s title to the Real Property as revealed in the Title Commitment, then such exception will be deemed to be a “Permitted Encumbrance”. In the event that TCF gives such notice of objection to any such exception and Seller fails or elects not to cure or remove such exception at or prior to the Closing, TCF, at its sole option, may elect either of the following:

(i) waive the objection and proceed to Closing; or

(ii) subject to the conditions set forth in Section 5(d) below, delete the portion of the Real Property subject to any such uncured or unremoved exception from the Real Property conveyed by Seller at Closing, and the Purchase Price will be reduced by an amount equal to the product of the number of acres contained within such deleted portion multiplied by the per acre value allocated to the parcel of Real Property from which the deleted portion of the Real Property is derived, as set forth in the Schedule attached hereto as Exhibit A.

(c) So long as this contract remains in force, Seller will not enter into any new lease, modify or renew any existing lease or encumber or convey all or part of the Real Property or any interest therein (including timber rights), or enter into any agreement granting to any person any right with respect to the Real Property or any portion thereof, without the prior written consent of TCF.

(d) The parties acknowledge that the deletion by TCF from the transaction of any real property pursuant to Paragraphs 5(b) or 7 hereof (the “Excluded Acres”) may require a subdivision of such Excluded Acres from certain other tracts TCF intends to acquire at Closing. Seller shall retain at Closing such Excluded Acres and the least amount of acreage contiguous with such Excluded Acres as is necessary to create a legal parcel for which no subdivision is required (the “Additional Acres”) and subject to the provisions of Paragraph 5(d), the Purchase Price will be reduced on account of Seller’s retention of the Additional Acres by an amount equal to the product of the number of acres contained within the Additional Acres multiplied by the quotient of the Purchase Price divided by the acreage contained in the Real Property as determined in accordance with Paragraph 4 above.

6. Inspection. TCF will have from the date of this Agreement until the expiration of the Inspection Period (November 1, 2004) to inspect the Real Property and, among other things, to perform timber cruises, environmental evaluations, establish and confirm for valuation purposes the level and scope of the development potential (including wetland delineations), review Leases, obtain appraisals and establish values, and verify compliance with applicable laws, ordinances and regulations. TCF and its agents, representatives, employees, engineers and contractors will have the right to enter upon the Real Property upon prior telephonic notice to Seller through its authorized representative, Thomas V. Bosley (telephone: 717-225-4711 ext. 2577), to inspect, examine, survey and make test borings, soil bearing tests, timber cruises and other engineering tests or surveys which it may deem necessary or advisable. Within ten (10) days of Seller’s request and prior to entry onto the Real Property, TCF shall deliver to Seller certificates of commercial general liability insurance with coverage amounts not less than $1,000,000 on an occurrence basis showing Seller as an additional insured thereunder. TCF hereby agrees to return the Real Property to substantially the same condition that existed prior to Purchaser’s activities. TCF further agrees to indemnify and hold Seller harmless for any and all cost and expense resulting from claims or damages caused by said inspections, examinations and tests, except for claims arising from negligence or misconduct of the Seller and its employees, agents and contractors. Upon full execution of this Agreement, Seller will make available to TCF, its agents, contractors and representatives, at Seller’s offices all non-privileged, non-proprietary materials relating to the Real Property in the possession of Seller or its agents or attorneys, including without limitation, maps, charts, existing surveys, timber cruises, previous deeds, leases, reports, timber type maps, timber inventories, soil maps, growth and yield information, and harvest schedules relating to the Real Property. In the event TCF, after using commercially reasonable efforts, is not able to complete its due diligence inspections of the Property prior to the expiration of the Inspection Period, TCF shall have the right, upon written notice to Seller delivered prior to the expiration of the Inspection Period to extend the Inspection Period for an additional ten (10) days. In the event TCF or the Permitted Assignees in their sole and absolute discretion are not satisfied for any reason whatsoever with the Property or the viability of proceeding with the Closing of this transaction, then TCF may terminate this Agreement by delivering written notice to Seller at any time prior to the expiration of the Inspection Period, whereupon Escrow Agent shall release fifty percent (50%) of the Earnest Money to TCF and fifty percent (50%) of the Earnest Money to the Seller, and no party will have any further rights, duties or obligations under this Agreement other than those which expressly survive a termination hereof. In such event, TCF shall promptly deliver to Seller, without representation or warranty, copies of all title materials, environmental reports and other third party reports (other than any appraisal or cruise results) obtained by TCF in connection with its inspections or investigations of the Property. Notwithstanding the foregoing, TCF agrees, without prejudicing its rights to raise objections until the expiration of the Inspection Period, that TCF will use reasonable efforts to advise the Seller of defects when TCF determines a defect exists.

7. Environmental Audit. TCF will have the right at any time before the expiration of the Inspection Period to perform or cause to be performed, at TCF’s expense, a non-invasive environmental audit or assessment of the Real Property. In the event that such audit or assessment reveals that (i) any portion of the Real Property has ever been used as a landfill to receive solid wastes; (ii) has been affected by or contains any underground storage tank or storage facility; (iii) has ever been used for dumping, discharge, treatment, storage of hazardous wastes or hazardous substances; or (iv) is in violation of any law, ordinance, notice requirement, rule or regulation because of its environmental and/or ecological condition or (v) located within five hundred (500) yards of a parcel of land that is in violation of any environmental law, ordinance, rule or regulation (in each instance, an “Environmental Defect”), TCF shall promptly notify Seller in writing of the existence of the Environmental Defect, on or before the expiration of the Inspection Period, which notice shall contain a copy of that portion of the environmental audit, assessment or report forming the basis for TCF’s objection. If the Seller is unable or unwilling to remediate the Environmental Defect to TCF’s reasonable satisfaction prior to Closing, TCF may delete that tract of the Real Property impacted by the Environmental Defect from the Real Property to be conveyed by Seller to TCF or its assigns or designees, in which case the Purchase Price shall be reduced by an amount equal to the product of the number of acres contained within such deleted tract multiplied by the per acre value allocated to the parcel of Real Property from which the deleted tract of the Real Property is derived, as set forth in the Schedule attached hereto as Exhibit A. Within five days of receipt of notice of an Environmental Defect, the Seller may at its election, adjourn the Closing until the date which is twenty (20) days after the scheduled Closing Date to allow the parties adequate time to properly document and complete the remediation or resolution of the Environmental Defect.

8. Condition of Property; Damage; Condemnation.

(a) Seller agrees that at the Closing the Property will be in substantially the same condition as exists on the date hereof, subject to condemnation and casualties beyond Seller’s control, and that Seller shall neither use nor consent to any use of the Property for any purpose or in any manner that is inconsistent with the Purchaser’s acquisition or intended use of the Property as a conservation area. This covenant expressly precludes the harvest of any timber and mining activities on the Real Property.

(b) If at any time prior to the Closing, the Real Property or any material part thereof (including, but not limited to, any timber or trees which are included as part of the Property) is destroyed or damaged by fire or other casualty, then TCF shall purchase the Property, whereupon the Purchase Price will be reduced as mutually agreed by Seller and TCF, or, in the event such parties are unable to agree within fifteen (15) days after TCF’s receipt of notice of the occurrence of such damage or destruction, the Purchase Price will be adjusted by an amount established by a panel of independent forestry consultants: one selected by the Seller; one selected by TCF; and the third selected by the other two independent forestry consultants. TCF’s option under this paragraph 8(b) will be exercisable at any time on or before fifteen (15) days after TCF’s receipt of notice of the occurrence of such damage or destruction and the date of Closing will be extended to the extent necessary to permit the exercise of such option by TCF and the determination of the Purchase Price reduction. For purposes of this paragraph 8(b), a “material” part of the Property shall mean damage to the Property prior to Closing having an aggregate value, in TCF’s good faith estimate, equal to or exceeding $125,000.

(c) If at any time prior to the Closing, any action or proceeding is filed or threatened under which the Real Property or any part thereof may be taken pursuant to any law, ordinance or regulation by condemnation or the right of eminent domain, then TCF shall purchase the Real Property pursuant to this Agreement, notwithstanding such action or proceeding, and receive a credit against the Purchase Price in the amount of all proceeds of any awards paid to Seller with respect to the Real Property, or if such amounts have not been paid to Seller as of the Closing, Seller shall assign all of its rights to any such proceeds or awards.

9. Warranties and Representations.

(a) Seller hereby warrants and represents to TCF for the benefit of TCF and its successors and assigns as follows:

(i) Seller owns good and marketable fee simple title to the Real Property, and will convey such title at the Closing by special warranty deed subject only to the Permitted Encumbrances.

(ii) Attached hereto as Exhibit B and hereby made a part hereof is a true and accurate summary of all leases, timber service agreements, licenses, permits, contracts and agreements affecting the Real Property; the Leases remain in full force and effect, and have not been modified or amended, and except that Termination Notices may have been provided pursuant to paragraph 3(b) herein, or as set forth on Exhibit B. To Seller’s actual knowledge neither party thereto is in default in the observance or performance of any of its duties or obligations thereunder.

(iii) There are no outstanding mineral leases affecting the Real Property and, to Seller’s actual knowledge there are no current commercial mining activities occurring on the Real Property and no mining permits are currently issued and outstanding with respect to the Real Property or any portion thereof.

(iv) There is no pending or, to Seller’s actual knowledge, threatened action or proceeding (including, but not limited to, any condemnation or eminent domain action or proceeding) before any court, governmental agency or arbitrator which may adversely affect Seller’s ability to perform this Agreement or which may affect the Real Property.

(v) To Seller’s actual knowledge, the Real Property is in compliance with all statutes, ordinances, rules, regulations, orders and requirements of all federal, state and local authorities and any other governmental entity having jurisdiction over the Real Property; and Seller has not received any notice from any such governmental entity of any violation of any of the aforesaid statutes, ordinances, rules, regulations, orders and requirements.

(vi) Seller has or will have at Closing the full capacity, power and authority to enter into this Agreement and fully perform its obligations hereunder.

(vii) This Agreement and the performance hereof by Seller will not contravene any law or contractual restriction binding on Seller.

(viii) Seller has the full right, power, and authority to enter into and perform this Agreement; and no consent, approval, order or authorization of any court or other governmental entity is required to be obtained by Seller in connection with the execution and delivery of this Agreement or the performance hereof by Seller.

(ix) This Agreement has been duly executed and delivered by Seller and is enforceable against Seller in accordance with its terms subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally and the discretion of the courts with respect to equitable remedies.

(x) No portion of the Real Property has ever been used by Seller or by any third party with the affirmative consent of Seller as a land fill or as a dump to receive garbage, refuse, or waste, whether or not hazardous, and neither Seller, nor to Seller’s actual knowledge, without the benefit or obligation of independent investigation, has any third party stored, handled, installed or disposed of Hazardous Waste (as hereinafter defined), in, on or about the Real Property. For purposes of this warranty, the term “Hazardous Waste” means any such materials, waste, contaminates, petroleum, crude oil or any fraction thereof or other substances as defined by cumulative reference to the following sources as amended from time to time: (i) the Resource Conservation and Recovery Act of 1976, 42 USC §6901 et. seq. (RCRA); (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC §9601 et. seq. (CERCLA); (iii) the Hazardous Materials Transportation Act, 49 USC §1801, et. seq.; (iv) applicable laws of the State of Delaware; and (v) any federal, state or local regulations, rules or orders issued or promulgated under or pursuant to any of the foregoing or otherwise by any department, agency or other administrative, regulatory or judicial body. To Seller’s actual knowledge there are no underground storage tanks situated in the Property nor have such tanks been previously situated thereon.

(xi) The Property does not constitute an asset of an employee benefit plan affiliated with Seller, as defined in Section 3(3) of ERISA.

(xii) No party other than Seller has any right to conduct timbering operations on the Real Property or any right, title or interest in and to any timber located on the Real Property.

(xiii) To Seller’s actual knowledge, the present use of the Real Property does not pose a danger to any Endangered Species, Critical Habitat or Habitat that would expose TCF to any liability under any applicable federal, state or local laws. For purposes of this warranty, the terms “Endangered Species”, “Critical Habitat” and “Habitat” mean any such animal, vegetation, flora, fauna, other wildlife, ecosystem or geographic region as defined by cumulative reference to the following sources as amended from time to time: (i) the Endangered Species Act of 1973, 16 USC §1531, et seq.; (ii) the applicable law of the State of Delaware, and (iii) any federal, state or local regulations, rules, or orders issued or promulgated under or pursuant to any of the foregoing or otherwise by any department, agency or other administrative, regulatory or judicial body.

(xiv) Seller hereby certifies that the sale of the Property does not represent a transfer of all or substantially all of the assets of Seller.

Except for the foregoing representations and warranties, the Property is being conveyed hereunder as-is, where-is, without any representations or warranties, express or implied. All warranties and representations will be true as of the date of this Agreement and, as of the date of the Closing. The foregoing representations and warranties shall survive the Closing for a period of twelve (12) months from and after the Closing Date.

(b) Seller hereby agrees to indemnify and hold harmless TCF and its successors and assigns from and against any liability, cost, damage, loss, claim, expense or cause of action (including but not limited to reasonable attorneys’ fees and court costs) incurred by or filed against TCF as a direct result of any breach of any of the warranties or representations by Seller contained in this paragraph 9. The foregoing indemnity shall survive the Closing for a period of twelve (12) months after the Closing Date; provided, however, such indemnity shall continue with respect to any breach of warranty or representation by Seller for which TCF has asserted a claim against Seller during such twelve (12) month period.

(c) TCF hereby warrants and represents to Seller as follows:

(i) TCF is a non-profit corporation organized in accordance with Section 501(c)(3) of the Internal Revenue Code and is existing and in good standing under the laws of the State of Maryland;

(ii) TCF has the full right, power and authority to enter into this Agreement; and no consent, approval, order or authorization is required to be obtained by TCF in connection with the execution and delivery of this Agreement or the performance hereof by TCF; and
(iii) This Agreement has been duly executed by TCF and constitutes the valid and binding obligation of TCF, enforceable against TCF in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally and the discretion of the courts with respect to equitable remedies.

10. Brokerage Commission. Seller and TCF each warrant and represent to the other that neither has incurred any liability for any brokerage fee or commission in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Seller and TCF each agree to indemnify and hold harmless the other from any and all damage, loss, liability, expense and claim (including but not limited to attorneys’ fees and court costs) arising with respect to any such fee or commission which may be suffered by the indemnified party by reason of any action or agreement of the indemnifying party.

11. Taxes; Expenses.

(a) Ad valorem real property taxes on the Real Property, special assessments, utility charges (if any) and all rental payments with respect to the Leases will be prorated as of the date of Closing. If actual tax bills for the calendar year of Closing are not available, said taxes will be prorated based on tax bills for the previous calendar year and the parties hereto agree to cause a reproration of said taxes upon the receipt of tax bills for the calendar year of Closing. Seller will pay all timber taxes, severance taxes and any other taxes imposed with respect to timbering operations on the Real Property prior to the date of Closing and all income and/or capital gains taxes attributable to the sale of the Real Property, if any. Seller shall be responsible for any “roll back” taxes or similar taxes that relate to periods prior to the Closing and arise as a direct result of the consummation of the transactions contemplated hereunder. TCF shall be responsible for any “roll back” taxes or similar taxes imposed due to a change in the use of the Real Property by TCF after the Closing. TCF acknowledges receipt of the notification and Application for Forest Land Tax Exemption attached hereto as Exhibit “C”.

(b) TCF will pay the cost of TCF’s inspection of the Real Property, the costs of the title examination and preparation of the Title Commitment, the title insurance premium with respect to any owner’s policy of title insurance obtained by TCF and recording fees in connection with the recordation of the deeds delivered at Closing. TCF will also pay one-half of all transfer taxes and/or recordation taxes imposed in connection with the recordation of the deeds delivered at Closing.

(c) Seller will provide for and pay the costs associated with the preparation of Seller’s special warranty deeds and will pay one-half of all transfer taxes in connection with the transfer of the Property and/or recordation taxes and the recordation of the deeds delivered at Closing. Seller shall pay all other taxes assessed in connection with the transfer of the Property.

(d) Each party will pay its respective costs and expenses of legal representation.

12. Conditions. Unless waived by TCF, the obligations of TCF under this Agreement are expressly made subject to the fulfillment in all respects of the following conditions precedent:

(i) the truth and accuracy in all material respects as of the date of the Closing of each and every warranty and representation herein made by Seller;

(ii) Seller’s timely performance of and compliance with each and every term, condition, agreement, restriction and obligation to be performed and complied with by Seller under this Agreement; and

(iii) TCF’s receipt at Closing of an owner’s policy of title insurance in the amount of the Purchase Price and otherwise in form and substance reasonably satisfactory to TCF.

In the event any of the above conditions are not satisfied on or before Closing, TCF will have the right, exercisable at TCF’s sole election, to cancel this Agreement whereupon Escrow Agent shall return the Earnest Money to TCF and neither party hereto will have any further rights or obligations hereunder. Notwithstanding the foregoing if TCF is otherwise unable for any other reason to raise by the Closing the Purchase Price for acquisition of the Real Property as contemplated herein or otherwise fails to proceed to Closing after all contingencies have expired or been removed, this Agreement shall be terminated, the Earnest Money Deposit shall be paid by the Escrow Agent to the Seller and neither party hereto will have any further rights or obligation hereunder.

13. Default; Remedies; Escrow Agent.

(a) If the purchase and sale of the Real Property is not consummated because of a breach by TCF in the performance or observance by TCF of any of its material covenants or obligations under this Agreement, then Escrow Agent shall pay the Earnest Money to Seller as full liquidated damages (the parties hereto acknowledging that Seller’s damages as a result of such default are not capable of exact ascertainment and that said liquidated damages are fair and reasonable), said remedy being Seller’s sole and exclusive remedy hereunder on account of any default by TCF, whereupon this Agreement will terminate and neither party will have any further rights, duties or obligations hereunder, other than those which expressly survive a termination hereof.

(b) If the purchase and sale of the Property contemplated hereby is not consummated because of a breach by Seller in the performance or observance by Seller of any of its material covenants or obligations under this Agreement, then TCF shall be entitled either to damages in an amount equal to TCF’s actual out of pocket expenses incurred in connection with the transactions contemplated by this Agreement, which amount shall not exceed $100,000, or seek specific performance of this Agreement.

(c) The duties of Escrow Agent will be as follows:

(i) During the term of this Agreement, Escrow Agent will hold the Earnest Money, upon the delivery by TCF to Escrow Agent of the same, in an interest bearing account approved by TCF and will deliver the Earnest Money in accordance with the terms and provisions of this Agreement.

(ii) If this Agreement is terminated without the mutual written agreement of Seller and TCF, or if Escrow Agent is unable to determine at any time to whom the Earnest Money should be delivered, or if a dispute develops between Seller and TCF concerning to whom the Earnest Money should be delivered, then in any such event, Escrow Agent will request joint written instructions from Seller and TCF and will deliver the Earnest Money in accordance with such joint written instructions. In the event that such written instructions are not received by Escrow Agent within ten (10) days after Escrow Agent has served a written request for instructions upon Seller and TCF, Escrow Agent will have the right to pay the Earnest Money into a court of competent jurisdiction and interplead Seller and TCF in respect thereof, and thereafter Escrow Agent will be discharged of any obligations in connection with this Agreement.

(iii) If costs or expenses are incurred by Escrow Agent because of litigation or a dispute between Seller and TCF arising out of the holding of the Earnest Money in escrow, Seller and TCF will each pay Escrow Agent one-half of such reasonable and direct costs and expenses. Except for such costs and expenses, no fee or charge will be due or payable to Escrow Agent for its services as escrow holder.

(iv) By joining herein, Escrow Agent undertakes only to perform the duties and obligations imposed upon it under the terms of this contract and expressly does not undertake to perform any of the other covenants, terms and provisions incumbent upon Seller and TCF hereunder.

(b) TCF and Seller hereby agree and acknowledge that Escrow Agent assumes no liability in connection herewith except for gross negligence or willful misconduct; that Escrow Agent will never be responsible for the validity, correctness or genuineness of any document or notice referred to under this Agreement; and that Escrow Agent may seek advice from its own counsel and will be fully protected in any action taken by it in good faith in accordance with the opinion of its counsel.

14. Assignment. Prior to Closing, TCF will have the right to assign its rights and obligations under this Agreement, in whole or in part, subject to the prior written approval of the Seller, which shall not be unreasonably withheld. Notwithstanding the foregoing, TCF may assign its rights and obligations under this Agreement, in whole or in part to the State of Delaware or The Heartwood Forestland Fund IV, Limited Partnership (the “Permitted Assignees”), without the need for further approval by the Seller. Upon such assignment TCF will be relieved of liability hereunder, provided the Earnest Money Deposit is either retained in escrow with the Escrow Agent, or replaced by an equivalent amount paid by the assignee to the Escrow Agent. Contemporaneously with the Closing, TCF shall have the right to assign the provisions of this Agreement which survive the Closing, in whole or in part, to the ultimate title holders of the Property including, without limitation, an entity of the State of Delaware or The Heartwood Forestland Group Limited Partnership, provided that the ultimate title holders assume said provisions which survive Closing.

15. No Waiver. No action or failure to act by any party hereto will constitute a waiver of any right or duty afforded to such party under this Agreement, nor will any such action or failure to act constitute an approval of or acquiescence in any breach of this Agreement except as may be specifically agreed in writing.

16. Governing Law. This Agreement will be governed by the laws of the State of Delaware.

17. Notice. Any and all notices, elections and communications required or permitted by this Agreement will be made or given in writing and will be delivered in person, sent by facsimile with confirmed electronic receipt, sent by reputable overnight courier or sent by postage prepaid United States mail, certified or registered, return receipt requested, to the other parties at the addresses set forth below, or such other address or facsimile as may be furnished by notice in accordance with this paragraph. The date of notice given by personal delivery will be the date of such delivery. The effective date of notice by overnight courier or mail will be the date such notice is mailed.

Seller:	Glatfelter Pulp Wood Company
Attn: Vice President and General Manager
228 S. Main Street
Spring Grove, PA 17362
Fax: (717) 225-2850
With copies to:
Glatfelter
Attn: Legal Department
96 South George Street, Suite 500
York, PA 17401-1434
Fax: (717) 846-2419
TCF:	The Conservation Fund
584 Bellerive Drive
Suite 3-D
Annapolis, Maryland 21401
Attention: Jodi R. O’Day
Fax: (410) 757-0370
with a copy to:	The Conservation Fund
1800 North Kent Street
Suite 1120
Arlington, Virginia 22209-2156
Attention: Richard Erdmann
Fax: (703) 525-4610
Escrow Agent:	Stewart Title Guaranty Company
Suite 200, 5901-B Peachtree Dunwoody Road
Atlanta, Georgia 30328
Attention: Kevin Wood
Phone: 770-395-0690
Fax: 770-395-7770

18. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and cannot be amended or supplemented except by a written agreement signed by all parties.

19. Captions. The captions of paragraphs in this Agreement are for convenience and reference only and are not part of the substance hereof.

20. Severability. In the event that any one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained in this Agreement, or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences of this contract, will not be in any way impaired, it being the intention of the parties that this contract will be enforceable to the fullest extent permitted by law.

21. Duplicate Originals. This Agreement shall be executed in duplicate originals, both of which will be construed as original documents.

22. Binding Effect. This Agreement will bind the parties hereto and their respective heirs, legal representatives, successors and assigns.

23. Time of Essence. Time is of the essence of this Agreement.

24. Survival. With the exception of the indemnity set forth in paragraph 9(b), the indemnities set forth herein will survive the Closing or any termination of this Agreement indefinitely. The warranties and representations set forth herein will survive the Closing for a period of twelve (12) months.

25. Waivers of Application of Title 42 U.S.C.A. Section 4601 and/or Just Compensation Under Applicable State Statutes. Purchaser may assign this Agreement and its rights as Purchaser hereunder including the Earnest Money by written assignment to a governmental agency or entity which assumes the obligations of Purchaser hereunder. In addition, recognizing that this Agreement is made in order to procure lands for public ownership and that condemnation will not be used in any way as part of this transaction or in securing the Property, Seller hereby knowingly waives any potential right to receive compensation for the Property consistent with the requirements of either (i) Title II and Title III of the Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970, Title 42 U.S.C.A. Section 4601, et seq. (Public Law 91-646, as amended) including those provisions relating to incidental expenses incurred by Seller and/or (ii) applicable state statutes and regulations. Seller makes this waiver knowing that a governmental agency or entity may ultimately own the Property and/or that a governmental agency or entity may be an assignee of this Agreement.

26. Saturdays, Sundays, Holidays. If the final date of any time period of limitation set out in any provision of this agreement falls on a Saturday, Sunday or a legal holiday under the laws of the state in which the Property is situated, then the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

27. Effective Date. The effective date of this Agreement will be the date all parties hereto have executed this contract.

28. Incorporation of Exhibits. All exhibits referred to herein are hereby incorporated in this Agreement by this reference.

29. Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one agreement which shall be binding on all of the parties, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

30. Statutory Notice. Pursuant to 25 Del.C. §313, the following Notice is required, to be incorporated within all contracts for the sale of unimproved real estate located in the State of Delaware:

If the property being purchased hereunder is an unimproved parcel of land, Purchaser should consult with the appropriate public authorities to ascertain whether central sewerage and water facilities are available, or, if not, whether the property will be approved by appropriate public authorities for the installation of a well and private sewerage disposal system. If central sewerage and water facilities are not available, then this Agreement is contingent upon: (1) a satisfactory site evaluation which will allow the least costly, including installation and recurring maintenance costs, approved on-site disposal system in accordance with regulations promulgated by the Department of Natural Resources and Environmental Control that is acceptable to Purchaser; (2) availability of a water supply; (3) that the lot shall conform with the local zoning ordinance; or this Agreement will become null and void and all deposits will be returned to the Purchaser. The Purchaser will request the site evaluation on or before November 1, 2004.

To the extent that anything in the above statutory provision is contrary to the Inspection provisions referenced in paragraph 6 of this Agreement, the language contained in paragraph 6 shall prevail. TCF hereby waives the above statutory contingencies numbered one (1) through three (3) if central sewerage and water facilities are not available above, without negating any rights reserved to it in paragraph 6 of this Agreement.

IN WITNESS WHEREOF, this contract has been duly executed, sealed and delivered by the parties hereto the day and year first above written.

SELLER:

GLATFELTER PULP WOOD COMPANY

By: /s/ Thomas V. Bosley

Name: Thomas V. Bosley Title: Vice President and General Manager

TCF:

THE CONSERVATION FUND, A NON-PROFIT CORPORATION

By: /s/	Jodi R. O’Day

Name: Jodi R. O’Day

Title:	Vice President and Regional Counsel

ESCROW AGENT

STEWART TITLE GUARANTY COMPANY

By:_/s/ Kevin W. Wood

Name: Kevin W. Wood Title: Vice President/Counsel